Exhibit 21.1

SUBSIDIARIES OF

PROQUEST COMPANY (Delaware)

March 2003

ProQuest Company subsidiaries are 100% owned by

ProQuest Company unless otherwise indicated

ProQuest Company—Subsidiary	Incorporation

ProQuest U.K. Holdings Limited (Formerly known as Bell & Howell A-V Limited. 1 share held by a director for ProQuest Company)	United Kingdom

- Bell & Howell Information and Learning Limited (100% owned by ProQuest U.K. Holdings Limited)	United Kingdom

- ProQuest Alison Limited (100% owned by ProQuest U.K. Holdings Limited)	United Kingdom

- ProQuest Alison, Gmbh (100% owned by ProQuest Alison Limited)	Germany

- ProQuest Alison, SARL (100% owned by ProQuest Alison Limited)	France

- ProQuest Alison, SRL (100% owned by ProQuest Alison Limited)	Spain

- ProQuest Alison, SRL (100% owned by ProQuest Alison Limited)	Italy

- ProQuest Alison, Inc. (100% owned by ProQuest Company)	United States

- ProQuest Information and Learning Limited (100% owned by ProQuest U.K Holdings)	United Kingdom

ProQuest Japan Company Limited	Japan

ProQuest Information Access Limited	Canada

ProQuest Business Solutions Inc. (Formerly known as Bell & Howell Publishing Services)	Delaware

OEConnection LLC (25% owned by ProQuest Business Solutions Inc.)	Delaware

ProQuest Information and Learning Company (Formerly known as Bell & Howell Information and Learning Company, UMI Company)	Delaware

- Chadwyck-Healey Espana, SA (100% owned by ProQuest Information and Learning Ltd.)	Spain

- Softline Information, Inc. (100% owned by ProQuest Information & Learning Company)	New Hampshire

- Norman Ross Publishing, Inc. (100% owned by ProQuest Information and Learning Company)	New York

- Bigchalk, Inc. (100% owned by ProQuest Information and Learning Company)	Delaware

- homeworkcentral.com, Inc. (100% owned by Bigchalk, Inc.)	Delaware

- Mediaseek Technologies, Inc. (100% owned by Bigchalk, Inc.)	Canada